Exhibit 11

0I S.A. ITEMS 12.5 TO 12.10 OF THE REFERENCE FORM

Candidate Appointed to the Fiscal Council

12.5   Registration data and work experience:

Name	Date of Birth	Age	Occupation
Raphael Manhães Martins	2/8/1983	36	Attorney-at-law
CPF or Passport (PAS)	Occupied Elective Position	Election Date	Investiture Date
096.952.607-56	Fiscal Council	April 2019	April 2019
Term of Office	Other Positions and Functions Held in the Company	Appointment if elected by the Controller
1 year	Not Applicable	No
Indicate whether he/she is an Independent Member		Number of Consecutive Mandates
Yes		Not Applicable
Work Experience

Mr. Raphael is a lawyer and a partner at Faoro & Fucci (since 2010). Member of the Board of Directors (Official Member) of Eternit S/A, since 2015. Member of the Board of Directors (Official Member) of Light S/A, since 2018. Member of the Board of Directors (Official Member) of Condor S/A - Indústria Química, since 2017. Audit Committee Member (Official Member) of Vale S.A., since 2015. Audit Committee Member (Official Member) of Light S.A., from 2014 to 2018. Audit Committee Member (Official Member) of Embratel Participações S.A., in 2014. Former professor at UFRJ (2010) and UERJ (2007/2009). Member of the Brazilian Bar Association, the Rio de Janeiro Section.

Statement of Convictions

Raphael Manhães Martins has no criminal conviction, no conviction in a CVM administrative proceeding, and no final and unappealable conviction, whether judicial or administrative, which has suspended or disqualified him from the practice of professional or commercial activity.

12.6 Percentage of Participation in Board Meetings in the last year, held by the respective body that occurred after taking office:

Not applicable

12.7 Information mentioned in item 12.5 in relation to the members of the statutory committees, as well as the audit and risk committees, financial and compensation committees, even if such committees or structures are statutory:

Not applicable

12.8 Information regarding acting as a member of the statutory committees, as well as the audit, risk, financial and compensation committees:

Not applicable

12.9. Information regarding the existence of a marital relationship, stable union or kinship up to the third degree between:

a. the Company's managers

There is no relationship.

b. (i) managers of the Company and (ii) managers of the Company's direct or indirect subsidiaries

There is no relationship.

c. (i) managers of the Company or of its direct or indirect subsidiaries and (ii) direct or indirect controlling shareholders of the Company

There is no relationship.

d. (i) managers of the Company and (ii) managers of the direct and indirect controlling companies of the Company

There is no relationship.

12.10. Information on subordination, providing services or control relationships maintained in the last three fiscal years between the Company's managers

a. company directly or indirectly controlled by the Company

Not applicable, given that there are no subordination, service or control relationships between the appointed Fiscal Council Member (other than those related to the exercise of the duties of their respective positions in the Company) the Company and the Company's controlling shareholders.

b. direct or indirect controlling shareholder of the Company

Not applicable, given that there are no subordination, service or control relationships between the appointed Fiscal Council Member (other than those related to the exercise of the duties of their respective positions in the Company) the Company and the Company's controlling shareholders.

c. if it is relevant, supplier, client, debtor or creditor of the Company, its subsidiary or parent companies or subsidiaries of any of these persons

Not applicable, given that there are no subordination, service or control relationships between the appointed Fiscal Council Member (other than those related to the exercise of their respective positions in the Company) the Company, its subsidiaries or controlling shareholders.

/s/ Raphael Manhães Martins

Raphael Manhães Martins